Exhibit 99.1

September 24, 2008

ARTISTdirect, Inc.
1601 Cloverfield Boulevard, Suite 400 South
Santa Monica, California

Ladies and Gentlemen:

This non-binding letter of intent (the “LOI”) sets forth the principal terms and conditions of a potential transaction (the “Transaction”) among ARTISTdirect, Inc. and/or its subsidiaries (the “Company”) and Coghill Capital Management, LLC through one or more of its affiliates or designees (the “Investor”), whereby the Investor would acquire the media and e-commerce business operations of the Company, as further described below.

The Transaction:

1.               The Acquisition

a.               Structure. The Transaction will be accomplished through the execution of a Definitive Agreement (defined below) that contemplates an acquisition of all of the media and e-commerce business operations of the Company, including, but not limited to, all of the business and assets (including, without limitation, accounts receivables, but excluding cash and cash equivalents) of ARTISTdirect Internet Group, Inc. (collectively, the “Business”) subject to assumption of disclosed, ordinary course accounts payable of the Business (other than the payables and obligations equal to $312,500 in the aggregate, which shall be retained and paid by the Company).  The Transaction will not include the business and assets of MediaDefender Inc.

b.              Purchase Price. Based upon the financial and other information provided to Investor as of the date hereof, the aggregate purchase price for the Business is expected to be $2,860,000 (inclusive of expected working capital of the Company as of the Closing date).  If the Investor’s due diligence investigation indicates or reveals information that differs from the material previously provided to the Investor, the terms and conditions of the proposal set forth herein could be affected and would be subject to change.

c.               Closing. The closing of the Transaction (the “Closing”) would take place on the earliest practicable date after (i) satisfactory completion of Investor’s due diligence, and (ii) execution of a Definitive Agreement.

2.               Definitive Agreement.

A purchasing entity (“Purchase”) established by Investor would acquire the Business pursuant to the terms of a mutually acceptable purchase agreement that would contain representations and warranties, covenants, conditions, indemnities, and other provisions customary for transactions of this nature (the “Definitive Agreement”). Among other things, the Definitive Agreement will contain:

a.               Representations and Warranties of the Company. Full customary representations and warranties regarding the Company covering among other things: (i) the Company’s title to the assets of the Business, free and clear of all liens, claims and encumbrances; (ii) compliance in all material respects with all laws and governmental regulations applicable to the Company’s business and operations; (iii) no material pending or threatened litigation and the absence of undisclosed claims, litigation, infringement and contract defaults; and (iv) accuracy of historical financial statements.

b.              Interim Operations. Customary covenants obligating the Company to maintain the Business as currently conducted, not encumbering the assets of the Business and prohibiting the Company from engaging in transactions outside the ordinary course of the Business prior to the Closing without the Investor’s prior written consent.  In addition, from the date hereof until the earlier of (i) the Closing, and (ii) expiration of this LOI pursuant to Section 9 below, the Company hereby covenants to maintain the Business as currently conducted and operate in the ordinary course, will not encumber the assets of the Business, shall not accelerate the collection of accounts receivable or delay the payment of accounts payable, shall not make any material expenditures or engage in any transactions outside the ordinary course of the Business, without Investor’s prior written consent.

c.               Transition Services. From the Closing until three (3) months following such Closing, the Company will, at no cost to Purchaser, provide all services as currently provided and which Purchaser deems necessary or desirable in operating the Business and to ensure a smooth transition of the Business to Purchaser, the estimated value of such services not to exceed $120,000.

d.              Sub-Lease of Company Headquarters. Purchaser will sub-lease the Company headquarters located in Santa Monica, CA subject to the Company obtaining any necessary landlord consents; provided however, the Company will, from the Closing until (3) months following such Closing, waive any rights to receive any rent under such sub-lease from Purchaser.

e.               “No-Shop” and Break-Up Fee Provisions. Customary “No-Shop” and break-up fee provisions consistent with those in this letter.

f.                 Closing Conditions of the Transaction. Customary conditions to the obligations of Investor to consummate the Transaction, which shall include, without limitation (i) the accuracy in all material respects of the Company’s representations and warranties; (ii) compliance by the Company in all material respects with all covenants contained in the Definitive Agreement; (iii) receipt of all necessary consents and approvals of third parties, including any required approval by debt holders of the Company and landlords; (iv) if requested by the Investor, the execution of a transition services agreement whereby current officers and/or employees of the Company assist in transitioning management of the Business to Purchaser; and (v) if effectuated through a sale under section 363 of the Bankruptcy Code, entry of (A) an order scheduling a hearing on approval of the Transaction, including bidding procedures, and (B) a final order approving the Transaction, each that is satisfactory to Investor in all respects.

3.               Due Diligence Review. As discussed above, Investor’s willingness to proceed with the Transaction is subject to the satisfactory completion of a due diligence review by Investor of the business, financial and legal affairs of the Company. Such review shall include:

i.	Retention of outside accountants to perform a review of the Company’s financial statements, and other financial, accounting and tax records;

ii.	Retention of legal counsel to perform legal due diligence;

iii.

Review of applicable licenses and contracts, including but not limited to loan agreements, leases, insurance contracts, vendor contracts, employment agreements, distributor agreements and franchise agreements; and

iv.	Interviews with key management personnel, vendors, distributors and retail accounts.

4.               Exclusivity.  It is understood that following execution of this LOI, the Company shall not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal or offer that constitutes, or may reasonably be expected to lead to, any material business transaction that would prevent it from consummating the Transaction (a “Competing Transaction”); provided, however, that the foregoing shall not prohibit the Company, after giving advance written notice to Investor, from furnishing information concerning the Company or its properties or assets pursuant to any appropriate and customary confidentiality agreement to a third party who has made an unsolicited written proposal for a Competing Transaction after the date hereof, or engaging in discussions or negotiations with a third party who has made any such unsolicited proposals after the date hereof but only if and to the extent that the Board of Directors of the Company shall have concluded in good faith, after consulting with financial advisors and considering the advice of outside counsel, that such action is required by the Board of Directors of the Company in the exercise of its fiduciary duties.

The Company shall immediately advise Investor in writing of the receipt by the Company or any of its Representatives of any inquiries, proposals or offers relating to a Competing Transaction, which notice shall include the terms of such Competing Transaction.

5.               Break-Up Fee.  In the event (i) the Company enters into a definitive agreement with respect to a Competing Transaction prior to the expiration of this letter, (ii) this letter expires prior to the execution of the Definitive Agreement (other than by reason of Investor having either (x) advised the Company in writing that it no longer wished to pursue the Transaction, or (y) not proceeded expeditiously and in good faith with its due diligence review or the negotiation of the Definitive Agreement) and within six (6) months after such expiration, the Company enters into a definitive agreement with respect to a Competing Transaction, or (iii) the Company does not use all commercially reasonable efforts to proceed with the Transaction under the terms and conditions hereunder, provided however, that Investor is willing to proceed with such Transaction, then, in each case, the Company shall pay to Investor a break-up fee equal to $140,000 (the “Break-Up Fee”) to cover  Investor’s costs, fees and expenses (including legal fees and expenses) reasonably incurred in connection with this LOI, the proposed Transaction and under the Definitive Agreement (the “Expense Reimbursement”).

6.               Press Releases, Etc.  Except as and to the extent required by law (including, without limitation, Section 13 of the Securities and Exchange Act of 1934, as amended) or in connection with any inquiries from government officials or regulators, neither party shall make any press release, public announcement or statement or other communication with respect to, or otherwise disclose or permit the disclosure of any of the terms of the Transaction without the prior written consent of the other party.  If any party is required by law to make any such disclosure, it shall first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law and the time and place that the disclosure will be made.  In addition, notwithstanding anything to the contrary contained in this Section 6, either party may disclose the terms of the Transaction to the Company’s senior and subordinated debt holders.

7.               Effect of this Agreement. This letter is a statement of the intentions of the parties and, except for the provisions of paragraphs 2b, 4, 5, 6, 8, 9, 10 and this paragraph 7 (which are intended to be binding legal agreements and which shall survive the termination of this LOI), is not intended to be a legally binding agreement or to create rights in favor of either party with respect to the proposed Transaction or the other transactions contemplated hereby.  The obligations of the parties to consummate the transactions contemplated hereby shall be subject in all respects to the negotiation, execution and delivery of the Definitive Agreement referred to above and to the satisfaction of the conditions contained therein, and neither of the parties hereto shall have any liability to the other except as set forth in Section 5 or for any breach of paragraphs 2b, 4, 6, 10 or this paragraph 7 if the parties fail for any reason to execute a Definitive Agreement.  In the event that the parties do not execute a Definitive Agreement, except as provided in paragraph 5 hereof, each party will bear its own fees and expenses incurred in connection with this LOI and the proposed Transaction including all legal, accounting and financial advisory fees and expenses.

8.               Governing Law. This letter, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York.  The parties consent to the jurisdiction of the state and federal courts located in New York County, New York.

9.               Expiration. This letter shall expire and be of no further force and effect on the first to occur of (i) October 8, 2008, provided that, any Break-Up Fee and Expense Reimbursement payable to Investor under Section 5 herein shall have been paid, (ii) the execution of a Definitive Agreement, or (iii) the date, if any, that Investor advises the Company in writing that it no longer has an interest in pursuing the Transaction.

10.         Confidentiality.  Each of the parties shall use the Confidential Information (as defined below) solely for the purpose of evaluating and consummating the Transaction, and except as and to the extent required by applicable law, neither party will (a) disclose any Confidential Information to any third party except for disclosures to members, partners, shareholders, directors, managers, officers, employees, agents, representatives and advisors (collectively, “Representatives”) of such party who need to know such Confidential Information in connection with the Transaction, or (b) use any Confidential Information to the detriment of or in competition with the other party or any affiliate thereof, and each party will direct its respective Representatives not to disclose or use any Confidential Information except as expressly permitted herein.  For purposes of this paragraph, “Confidential Information” means any information about a party or any affiliate thereof related to proprietary information, research, product development or design, product or material costs, sales or sales strategies or prospects, trading strategies, pricing or pricing strategies, advertising or promotional programs, product information, know how, designs, specifications, techniques, methods, concepts, inventions, developments, discoveries, mailing or customer lists, finances, including prices, costs, and revenues, and other business arrangements, plans, procedures and strategies unless (i) such information is already known to the receiving party or its Representatives or to others not known by the receiving party to be bound by a duty of confidentiality or such information becomes within the public domain through no fault of the receiving party or its Representatives, (ii) such information is or was independently developed by or on behalf of the receiving party without use of any Confidential Information, (iii) such information is or becomes rightfully available to the receiving party from any third party, or (iv) the furnishing or use of such information is necessary to establish a party’s rights under this LOI.  Notwithstanding the foregoing, a party may disclose the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.  If the Transaction is not consummated, upon the written request of the other, each party will promptly return to the other or destroy any Confidential Information in its possession and certify in writing to such other Party that it has done so.

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The terms of this LOI are confidential and shall not be disclosed to any other party other than to indicate that the offer for the Business contemplated hereunder is higher than any other offer.  If the Company is prepared to proceed on the basis of this letter, please execute the enclosed copy in the space indicated below and return it to the undersigned.  The terms of this letter will expire unless it is accepted by 10:00 PM EDT on September 24, 2008.

Sincerely,

COGHILL CAPITAL MANAGEMENT,LLC

By:	/s/ Clint D. Coghill
Name: Clint D. Coghill
Title: President & CIO

Agreed and Accepted:

ARTISTDIRECT, INC.

By:	/s/ Dimitri Villard
Name: Dimitri Villard
Title: Interim Chief Executive Officer